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                                                                   EXHIBIT 10(e)

                                 LOAN AGREEMENT
                                 --------------

         This agreement is made effective December 3, 1997, between Core Materials Corporation, a Delaware corporation ("Borrower"), and KeyBank, National Association, a national banking association ("Lender").

                             BACKGROUND INFORMATION
                             ----------------------

                  A. Borrower has applied to Lender for the Loan (deemed in ss.l, below).

                  B. Lender has approved Borrower's application for the Loan by the commitment letter dated August 28, 1997, as amended (the "Loan Commitment"), and Lender is willing to make the Loan available to Borrower but only on the terms and subject to the conditions set forth in this agreement and the Loan Documents (defined in ss.2, below).

                  C. Pursuant to the Loan Commitment, Lender is providing three other credit facilities to Borrower in the form of (i) a $12,000,000 sale/leaseback equipment financing facility (the "Sale/Leaseback"); (ii) a $5,500,000 equipment lease (the "Operating Lease"); and (iii) a standby letter of credit (the "Letter of Credit") to be issued on behalf of Borrower to support the issuance of "Industrial Development Revenue Bonds" (the "Bonds") by Borrower in the approximate amount of $7,500,000. The documents executed by Borrower in connection with the Sale/Leaseback and the Operating Lease, including without limitation the Master Equipment Lease Agreements between Borrower and Lender, are sometimes hereafter collectively referred to as the "Lease Documents."

                  D. It is presently anticipated that the Letter of Credit will be issued during the first calendar quarter of 1998. The Borrower's obligations relating to the issuance of the Letter of Credit shall be evidenced by a Reimbursement Agreement between Borrower and Lender and such other documents as Lender may require (collectively, the "Letter of Credit Documents"), which shall be executed on or before the date of issuance of the Letter of Credit.

                             STATEMENT OF AGREEMENT
                             ----------------------

                  Borrower and Lender acknowledge the accuracy of the foregoing Background Information and agree as follows:


                  SECTION.l. LOAN; USE OF LOAN PROCEEDS. On the terms and subject to the conditions set forth in this agreement and the Loan Documents (as defined below), Lender shall provide to Borrower and Borrower shall accept from Lender a $7,500,000 revolving loan (the "Loan"). Borrower shall use the proceeds of the Loan to refinance Borrower's existing debt, to finance Borrower's new facility in Gaffney, South Carolina, for working capital, to pay the Fee (defined in ss.5, below), and to pay Lender's Costs (defined in ss.6, below).

                  SECTION 2. EVIDENCE OF INDEBTEDNESS AND SECURITY FOR THE LOANS. The Loan shall be evidenced by a Revolving Variable Rate Promissory Note (the "Note"), a copy of which is attached to this agreement as Exhibit A and incorporated into this agreement by reference.

         The Note, including all extensions, renewals, amendments, modifications and replacements thereof, along with all of Borrower's obligations under this agreement and the other Loan Documents (defined below), shall be secured by:

                  (a) a first priority security interest in all business assets of Borrower, including without limitation all inventory, equipment, materials, receivables, instruments, mortgage-backed securities and other tangible and intangible property, excepting the property leased by Borrower as set forth on Schedule l attached hereto ("Leased Property"), (collectively the "Assets");

                  (b) first priority mortgage liens upon the real and personal property of Borrower located at: (i) 800 Manor Park Drive, Columbus, Ohio (the "Ohio Property"); and (ii) 24 Commerce Drive, Gaffney, South Carolina

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         (the "South Carolina Property"), such Properties being hereafter sometimes referred to individually as a "Property" and collectively as the "Properties;" and

                  (c) UCC-1 Financing Statements to perfect Lender's security interest in the Collateral (the "UCC Financing Statements") which will be filed with the following:

                           (1)      Ohio Secretary of State
                           (2)      Franklin County, Ohio Recorder, Real Estate
                                    Records
                           (3) Franklin County, Ohio Recorder, Personal Property Records
                           (4)      South Carolina Secretary of State
                           (5) Cherokee County, South Carolina Recorder, Real Estate Records
                           (6) Cherokee County, South Carolina, Personal Property Records

         The security interest described in (a) shall be in the form of a Security Agreement between Borrower and Lender (the "Security Agreement") and the mortgage liens described in (b) shall be in the form of an Open-End Mortgage, Assignment of Rents and Leases and Security Agreement from Borrower to Lender covering the Properties (the "Mortgages"). The Note, Security Agreement, Mortgages, and UCC Financing Statements shall be referred to collectively as the "Loan Documents." The Assets and the Properties shall hereinafter be referred to collectively as the "Collateral."

         SECTION 3. RATE OF INTEREST; TERMS OF PAYMENTS: LATE CHARGES; PREPAYMENT CHARGES; AND DEFAULT. The rate of interest, terms of payment, late charges, prepayment charges, and default rates for the Loan shall be those set forth in the Note.

         SECTION 4. TERM OF LOAN. The principal balance of the Note and accrued interest thereon shall be due and payable in accordance with the Note and the entire unpaid principal balance of the Note and all accrued interest thereon shall be due and payable on or before the "Maturity Date" as set forth in the Note.

         SECTION 5. FEES. At the closing of the Loan (the "Closing"), Borrower shall pay to Lender a loan fee of $10,000 (the "Fee"). Borrower is also paying
(a) a $25,000 fee in connection with the Sale/Leaseback at the time of its execution and (b) an origination fee of $20,000, the first annual fee equal to 1% of the face amount of the letter of credit, and an investment banking fee of $75,000 at the time of the issuance of the Letter of Credit.

                  Borrower shall also pay to Lender a fee in connection with the Loan equal to one-eighth of one-percent per annum of the unused portion of such Loan during the previous calendar quarter, commencing in the first quarter of 1998, which fee shall be due within fifteen days after receipt of an invoice from Lender.

         SECTION 6. COSTS AND EXPENSES. In addition to the payment of the Fee, Borrower shall pay or reimburse Lender, as applicable, for all of Lender's reasonable out-of-pocket costs and expenses relating to, or incidental with, the Loan, including without limitation recording and filing fees, title examination and insurance costs, escrow fees, appraiser's fees, engineer's fees, environmental audit fees, inspection fees, surveyor's fees, costs and expenses relating to administration of the Loan, Lender's attorneys' fees (including costs and expenses) whether incurred before or after the Closing (collectively, "Lender's Costs").

         SECTION 7. DEPOSITORY REQUIREMENTS. While any sums advanced under the Loan remain outstanding, Borrower shall maintain its primary depository/cash management relationship with Lender.

         SECTION 8. REPRESENTATIONS, WARRANTIES, AND AFFIRMATIVE COVENANTS. Except as specifically set forth on Schedule 2 attached hereto (Exceptions to Representations and Warranties), Borrower represents, warrants, and covenants, as applicable, that all of the following statements are true and correct as of the date of this agreement and shall continue to be true and correct until such time as the Notes are paid in full and all of Borrower's obligations under this agreement and the Loan Documents are satisfied in full:

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                  (a) Borrower is a duly organized and validly existing Delaware corporation in good standing under the laws of the State of Delaware, and is qualified to do business and is in good standing in each other jurisdiction where Borrower's operations require it to be so qualified, including without limitation in the States of Ohio and South Carolina.

                  (b) Except as noted on Schedule 2, as of the Closing, there has been no material adverse change in Borrower's financial statements and other documents and materials submitted to Lender with Borrower's application for the Loan since the period covered by such statements, documents and materials.

                  (c) Borrower has not employed or engaged any broker, finder, or agent who may claim a commission or fee relating to the Loan, and Borrower shall indemnify and hold Lender harmless from any such claim, demand, or litigation resulting therefrom.

                  (d) Borrower has full power and authority to execute and deliver this agreement and the Loan Documents and to perform and observe its obligations under this agreement and the Loan Documents; and this agreement and the Loan Documents have been duly and validly executed and delivered by Borrower, and are the legal, valid, and binding obligations of Borrower enforceable in accordance with their respective terms.

                  (e) Neither the execution or delivery of this agreement or the Loan Documents, nor the consummation of any of the transactions contemplated in this agreement or the Loan Documents, nor compliance with the terms and provisions in this agreement or the Loan Documents, will contravene or conflict with: (i) any provision of law, statute, or regulation to which Borrower or any of its properties is subject; (ii) any judgment, license, order, or permit applicable to Borrower or any of its properties; (iii) any indenture, mortgage, or other agreement or instrument to which Borrower is a party or by which Borrower or any of its properties is subject or bound; or (iv) Borrower's certificate of incorporation, by-laws, qualifications to do business in any state, or any actions or proceedings of Borrower. No consent, approval, authorization, or order of any court or governmental authority or third party is required in connection with the execution, delivery, and performance by Borrower of this agreement or the Loan Documents.

                  (f) Borrower is not in material default under any agreement, indenture, mortgage, deed of trust, security agreement, lease, franchise, or other obligation to which it is a party or by which it or any of its property is bound. Borrower is not in violation of any law, ordinance, governmental rule, or regulation to which it is subject, which violation might materially adversely affect the business, prospects, profits, properties, or financial condition of Borrower. No event has occurred and is continuing which constitutes an Event of Default (as defined in ss.13, below) or would, with the lapse of time or giving of notice or both, constitute such a default.

                  (g) There are no claims, suits, or causes of action (whether legal, equitable, or administrative) pending or threatened against Borrower which will or may materially adversely affect the properties, business, prospects, profits, or financial condition of Borrower or the ability of Borrower to consummate or perform the transactions contemplated by this agreement or the Loan Documents.

                  (h) Borrower is not in default or delinquent in the payment of any type of material tax or assessment with any governmental entity.

                  (i) As of the Closing, there is no fact that Borrower has not disclosed in writing to Lender which could materially or adversely affect the properties, business, prospects, or conditions (financial or other) of Borrower.

                  (j) Borrower shall use the proceeds of the Loan solely for those uses permitted under ss.l.

                  (k) Borrower shall furnish to Lender, promptly upon becoming aware of the existence of any condition or event constituting an Event of Default, or which, with the giving of notice or lapse of time or both,



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          would constitute an Event of Default under this agreement or any
          Loan Document, a written notice specifying the nature and period of existence thereof, and what action Borrower is taking or proposes to take with respect thereto.

                  (l) Borrower shall maintain proper books of account and records containing entries of all of the transactions entered into by Borrower in accordance with generally accepted accounting principles.

                  (m) Upon reasonable advance notice (oral or written), Borrower shall provide Lender and Lender's employees and agents access to the Collateral to examine the existence and condition of such Collateral, which shall include but not be limited to reviewing (and, in the event of default, making copies of) all of Borrower's books and records relating thereto.

                  (n) Borrower shall maintain liability and all-risk (hazard) insurance coverage on all of the Collateral in amounts reasonably satisfactory to Lender. Such insurance coverages shall be issued by an insurance company (or companies) acceptable to Lender, shall contain such terms and be in such amounts acceptable to Lender, shall name Lender as an additional named insured and loss payee, shall provide Lender with written notice 30 days prior to the expiration, cancellation, non-renewal, or amendment of such policy (or policies). Borrower shall, from time to time upon the reasonable request of Lender, provide Lender with copies of the binder (or binders) and the policy (or policies) to evidence the coverage required under this section.

                  (o) Borrower shall pay when due all taxes, assessments, and other governmental charges imposed upon it or its assets, franchises, business, income, or profits before any penalty or interest accrues thereon, and all claims (including without limitation claims for labor, services, materials, and supplies) for sums which by law might be a lien or charge upon any of its assets; provided that (unless any material item or property would be lost, forfeited, or materially damaged as a result thereof) Borrower's failure to pay any such tax, assessment or charge shall not be a default if Borrower pays the same within 30 days after Borrower becomes aware that the same is overdue or if it is being diligently contested in good faith by Borrower and, if such contested charges, together with all interest and penalties thereon, exceeds $250,000, if Lender is notified in advance of such contest and receives adequate reserve or other appropriate security (including without limitation demonstrated financial capacity of Borrower to pay same) reasonably acceptable to Lender to protect the Lender against any loss therefrom.

                  (p) Borrower shall deliver, or cause to be delivered, to
         Lender: (i) monthly internally prepared financial statements for Borrower certified as being true, accurate, and complete by an officer of Borrower, not later than 50 days after the expiration of each month;
         (ii) quarterly and annual covenant compliance certificates for Borrower certified as being true, accurate, and complete by an officer of Borrower, relating to those covenants described in ss.11, below, not later than 50 days after the expiration of each fiscal quarter and 95 days after expiration of each fiscal year, as applicable, of the Company; (iii) year-end financial statements prepared in accordance with generally accepted accounting principles for Borrower, audited by a firm of independent accountants, not later than 95 days after the expiration of each fiscal year of Borrower; and (iv) all other information or documentation (financial or otherwise), including without limitation, financial statements, tax returns, income statements, balance sheets, accounts receivable and account payable agings relating to Borrower upon reasonable request of Lender from time to time.

                  (q) Borrower has good and marketable title to all of its properties and assets, including without limitation the Collateral. The attached Schedule 1 sets forth all real or personal property leased by Borrower. All such properties and assets are free from liens or encumbrances, other than (1) the liens in favor of Mellon Bank which Borrower is causing to be terminated and released of record contemporaneously with the execution and delivery of this agreement, and (2) the liens in favor of Navistar International Transportation Corp., a Delaware corporation ("Navistar"), which are being subordinated to the liens of Lender pursuant to a subordination agreement, dated on or about this same date (the "Subordination Agreement"). The amount of outstanding principal and interest owed by Borrower to Navistar, at any given point in time, is hereinafter referred to as the "Subordinated Debt." Borrower shall not cause or permit any other liens or encumbrances to affect or attach to any such properties


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         and assets, whether now owned or hereafter acquired, without the prior written consent of Lender, except for purchase money liens for assets purchased by Borrower after the Closing.

         SECTION 9. EVIDENCE OF TITLE. Prior to the Closing, Borrower shall furnish to Lender ALTA mortgagee's title insurance commitments with extended coverage (i.e., without any of the standard exceptions) (the "Title Commitments") for the Properties (in the amount of $7,500,000 on the Ohio Property and $5,000,000 on the South Carolina Property), with such provisions for reinsurance or co-insurance as Lender may require, written by a title insurance company acceptable to Lender, which bind the title insurance company to insure Lender that Borrower will have, upon Closing, good and marketable title to the respective Property covered thereby, and that each Mortgage will be the first lien on the respective Property to which it applies. The Title Commitment shall show each Property to be free and clear of all defects, liens, encumbrances, security interests, restrictions and easements which are not acceptable to Lender or which would unreasonably interfere with the present use of such Property. The Title Commitments shall contain all affirmative coverages and endorsements as may be required by Lender in its discretion, including without limitation affirmative coverage that the Property covered thereby has ingress and egress to a publicly dedicated street. The title policies issued pursuant to the Title Commitments (the "Title Policies") shall be delivered to Lender within 15 days after the Closing. Both the Title Commitments and the Title Policies shall show Lender as the insured, and shall contain no exceptions except those specifically approved by Lender. Prior to Closing, Borrower shall execute and deliver a no-lien affidavit and such agreements, affidavits, waivers, bonds, and indemnities as are desired or required by either Lender or the title insurance company to issue the Title Commitments and Title Policies.

         Lender shall be provided with an insured closing letter from the title insurance company regarding the title agent, if any. Lender reserves the right to require reinsurance in such amounts and from such companies as may be acceptable to Lender (such reinsurance to be evidenced by an ALTA Reinsurance Agreement with provisions for direct access).

         SECTION 10. SURVEY AND SURVEYOR'S CERTIFICATION. Prior to the Closing, Borrower shall furnish to Lender a current survey of each of the Properties prepared in accordance with the minimum detail requirements for land title surveys, including without limitation those items set forth in "Table A," as adopted by the American Land Title Association and the American Congress on Surveying and Mapping (version 1992) (the "Survey"). The Surveys shall: (a) be prepared by a surveyor registered in the State in which the Property is located; and (b) show: (i) all of the boundaries of the Property; (ii) the location of any improvements on the Property (including all dimensions thereof); (iii) all easements and encumbrances set forth in the Title Commitment, setback lines, deviations between survey lines and title lines, rights-of-way, encroachments, bench marks; and (iv) all utility lines (water, sewer, gas, electric, and telephone); and (c) depict any other matters requested by Lender. In addition, the Surveys must contain a full legal description of the Property covered thereby, certification of square footage and acreage, identification of adjacent and contiguous streets as well as measurements to the nearest intersection. The Surveys shall contain a surveyor's certification in form and substance satisfactory to Lender, including a certification that, other than the area set forth on the Surveys and disclosed to Lender, the Property is located within a HUD-designated flood hazard area.

         SECTION 11. NEGATIVE COVENANTS. In addition to the affirmative covenants set forth in ss.8, until such time as the Notes are paid in full and all of Borrower's obligations under this agreement and the Loan Documents are satisfied in full, Borrower shall:

                  (a) Not permit the Maximum Senior Funded Debt to EBITDA Ratio (as defined below) to exceed 4.0:1.00 as determined at the end of each fiscal quarter, commencing December 31, 1998, calculated for the four quarters then ended.

                  (b) Not permit the Minimum Fixed Charge Coverage Ratio (defined below) to be less than 1.10:1.00 as determined at the end of each fiscal quarter, commencing with the quarter ending December 31, 1999, calculated for the four quarters then ended.

                  (c) Not permit the Minimum Debt Service Coverage Ratio (defined below) to be less than 1.50:1.00 as determined at the end of each fiscal quarter, commencing March 31, 1998, for the fiscal quarter then ended; June

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         30, 1998, for the two fiscal quarters then ended; September 30, 1998, for the three fiscal quarters then ended; and December 31, 1998, and each fiscal quarter thereafter for the four quarters then ended.

                  (d) Not incur Unfunded Capital Expenditures (as defined below) in excess of $5,500,000 during the fiscal year ending December 31, 1998.

         For purposes of this section:

                  (i) "Maximum Senior Funded Debt to EBITDA Ratio" shall mean the (A) sum of the commitment amount of the Loan ($7,500,000 as of the date hereof), the total Sale/Leaseback obligations, and the outstanding principal balances of the Industrial Development Revenue Bonds and any other permitted debt (other than the Subordinated Debt) divided by (B) EBITDA (as defined below).

                  (ii) "Minimum Fixed Charge Coverage Ratio" shall mean the sum of EBITDA and rent (lease) expense, including without limitation rent payments in connection with the Sale/Leaseback and the Operating Lease, for a given period, divided by the sum of (A) interest expense (which shall not include interest on the Subordinated Debt which is deferred and not paid), (B) rent (lease) expense, including without limitation rent payments in connection with the Sale/Leaseback and Operating Lease, (C) principal payments on the Subordinated Debt, the Bonds and any other permitted debt, and (D) Unfunded Capital Expenditures in the amounts disclosed by Borrower in its financial statements, for such period.

                  (iii) "Minimum Debt Service Coverage Ratio" shall mean the sum of EBITDA and rent (lease) expense, including without limitation rent payments in connection with the Sale/Leaseback and the Operating Lease, for a given period, divided by the sum of (A) interest expense (which shall not include interest on the Subordinated Debt which is deferred and not paid), (B) rent (lease) expense, including without limitation rent payments in connection with the Sale/Leaseback and Operating Lease, and (C) principal payments on the Subordinated Debt, the Bonds and any other permitted debt, for such period.

                  (iv) "EBITDA" shall mean, for any period, (A) the sum of the amounts for such period of (1) net income, (2) interest expense, (3) charges for federal, state, local and foreign income taxes, (4) depreciation and amortization expense, and (5) extraordinary losses (and any unusual losses arising outside the ordinary course of business not included in extraordinary losses determined in accordance with generally accepted accounting principles) minus (B) the sum of the amounts for such period of (1) extraordinary gains (and any unusual gains arising outside the ordinary course of business not included in extraordinary gains determined in accordance with generally accepted accounting principles) and (2) to the extent not deducted from total interest expense, any net payments received during such period under interest rate contracts and any interest income received in respect of cash investments.

                  (v) "Unfunded Capital Expenditures" shall mean any capital expenditure made for which no long-term funding source is specifically available.

         SECTION 12. CLOSING DELIVERIES. At or prior to the Closing, Borrower shall have delivered or cause to be delivered to Lender, unless specifically waived by Lender in writing, the following items, each of which shall be in form and content satisfactory to Lender:

                  (a) Fully-executed originals of this agreement and all of the Loan Documents.

                  (b) All items, instruments, documents, insurance policies, title commitments, surveys, opinions, certificates, and all other matters and documents required to be furnished by Borrower at or prior to the Closing under this agreement or any of the Loan Documents or otherwise required by Lender.

                  (c) Payment of the Fee and payment or reimbursement of all of Lender's Costs.


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

                  (d) An environmental audit for each Property prepared by a firm acceptable to Lender which audit contains findings acceptable to Lender.

                  (e) The Surveys as required under ss.10.

                  (f) Confirmation satisfactory to Lender that no Event of Default exists and no condition which through notice or passage of time or both would cause or result in an Event of Default and that all representations and warranties contained in this agreement and all of the Loan Documents shall be true and complete in all material respects.

                  (g) Copies of all applicable governmental permits required to operate Borrower's business and evidence of, and compliance with, all governmental laws, regulations, ordinances, and other requirements pertaining thereto.

                  (h) The Title Commitments and any affidavits, agreements, indemnities, or other documentation to be delivered by Borrower to Lender or the title insurance company in accordance with ss.9.

                  (i) The Subordination Agreement signed by Navistar, together with the mortgage subordination and UCC-3 financing statements referred to therein.

                  Notwithstanding anything here to the contrary, the agreement of Lender to execute, deliver and/or accept this agreement and the other Loan Documents at Closing prior to its receipt of all of the items listed above shall not be construed as a waiver by Lender of its right to receive, review and approve such items, nor as a waiver of all or any of the conditions to disbursement of Loan proceeds under ss.16, below.

         SECTION 13. EVENTS OF DEFAULT. The occurrence of any of the following events shall be an Event of Default under this agreement and all of the Loan Documents.

                  (a) The determination by Lender that any representation or warranty made by Borrower in this agreement (including without limitation those representations and warranties set forth in ss.8) or any of the Loan Documents is untrue or was untrue in any material (as determined by Lender) respect when made.

                  (b) The failure by Borrower to pay the full amount of any installment of interest or principal and interest, within 5 days alter the same is due under the Note.

                  (c) The failure by Borrower to perform or observe any covenant, condition, or obligation contained in this agreement or any of the Loan Documents (excluding those monetary obligations covered under (b), above, and excluding the representations and warranties covered under (a), above) which failure continues uncured for 15 days after delivery by Lender to Borrower of notice of such failure.

                  (d) The occurrence of any default described in ss.14.

                  (e) The filing of a voluntary or involuntary petition in bankruptcy or insolvency or for reorganization, arrangement, adjustment, liquidation, dissolution or composition or for the appointment of a receiver, guardian, or trustee by or against Borrower, provided that if such petition is an involuntary petition, Borrower shall have 25 days from the date of such filing to have the same discharged.

                  (f) The making of an assignment for the benefit of creditors by Borrower, or at such time as Borrower fails generally to pay its debts as they become due.

                  (g) The appointment of a receiver or trustee for all or any portion of the Collateral.

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

                  (h) The dissolution, merger, reorganization, or other change in the corporate structure of Borrower, without the prior written consent of Lender.

                  (i) The transfer or attempted transfer by Borrower of any legal or equitable ownership interest in all or any portion of the Collateral, except for sales in the ordinary course of Borrower's business, without the prior written consent of Lender, which consent may be withheld in Lender's sole discretion.

                  (j) The determination by Lender that the condition of all or any portion of the Collateral has deteriorated to the extent that Lender's security has been materially impaired.

                  (k) The entry of a material judgment or lien against Borrower which is not satisfied, discharged or bonded-off, or any collection action relating to such judgment or lien is not stayed so as to prevent the issuance of a certificate of judgment against Borrower, within 10 days alter the date of entry of such judgment or lien.

                  (l) Any change in the financial position of Borrower which, in the reasonable opinion of Lender, materially and adversely affects Lender's security position with respect to the Collateral.

                  (m) The concealment or removal by Borrower of any part of its property with intent to hinder, delay, or defraud its creditors or any of them, or the making or suffering of a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, or the making by Borrower of any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or any other action by Borrower which results in Borrower permitting any creditor to obtain a lien upon any of its property through legal proceedings which is not vacated within 10 days from the date thereof.

                  (n) The failure by Borrower to pay the full amount of any payment when due, including any applicable grace period therein, or to observe or perform any of its other obligations under the Lease Documents.

                  (o) The occurrence of any material default by Borrower under its supply agreement with Navistar.

                  Upon the occurrence of any of the above-described events, Lender may declare the Note due and payable upon demand without presentment, protest, notice, or demand of any kind. Borrower shall not have the opportunity to cure any default if such failure is incapable of being cured, in Lender's reasonable discretion, or if the failure is described under any of (a), (b),
(d), (e), (f), (g), (h), (i), (j) and (n).

         SECTION 14. CROSS DEFAULT. Any default by Borrower of any obligation of Borrower to Lender or any of Lender's affiliates, whether or not relating to the Loan, including without limitation any default under the Lease Documents or the Letter of Credit Documents, shall constitute an Event of Default under this agreement and all of the Loan Documents.

         SECTION 15. EXISTENCE AND AUTHORITY OPINION OF COUNSEL. At or prior to the Closing, Borrower shall furnish or cause to be furnished to Lender:

                  (a) Evidence satisfactory to Lender that Borrower has the authority under its organizational documents to enter into this agreement and the Loan Documents, and to perform all of its covenants and obligations under those documents.

                  (b) Certified copy of Borrower's certificate of incorporation filed with the Delaware Secretary of State.

                  (c) Certificate of foreign qualification (or authorization to do business) for Borrower from the Secretary of State of the following jurisdictions:

                           (i)      Ohio, and

                           (ii)     South Carolina.

                  (d) Certificate of good standing for Borrower from the Secretary of State of the following jurisdictions:

                           (i)      Delaware,
                           (ii)     Ohio, and
                           (iii)    South Carolina.

                  (e) Copy of Borrower's bylaws certified by the Borrower's secretary.

                  (f) Certified corporate resolution of Borrower approving the Loan and authorizing an officer of Borrower to execute this agreement and all of the Loan Documents on behalf of Borrower.

                  (g) A written opinion of counsel for Borrower in form and substance satisfactory to Lender.

         SECTION 16. PROCEDURE FOR BORROWING UNDER LOAN. Provided all conditions described in the following paragraph are satisfied, Borrower may borrow under the Loan on any Business Day (meaning a day other than a Saturday, Sunday or other day on which commercial banks in Columbus, Ohio, are authorized or required by law to close) provided that the Borrower gives the Lender telephonic or written notice (each, a "Notice of Borrowing") which must be received by the Lender prior to 1:00 p.m., Columbus, Ohio, time, on the requested Borrowing Date for each Loan disbursement, specifying (i) the requested Borrowing Date of such borrowing, which shall be a Business Day and (ii) the aggregate amount of such requested Borrowing. Each borrowing pursuant to the Loan shall be in an aggregate principal amount equal to $50,000 plus whole multiples of $5,000. Upon receipt of each such Notice of Borrowing from the Borrower, the Lender shall deposit such requested borrowing for the benefit of the Borrower on the requested Borrowing Date, subject to the satisfaction of the terms and conditions of this agreement, by crediting the loan account on the books of the Lender in the amount of such requested borrowing. Lender is hereby authorized, and may at its option, but shall have no obligation, to record the date and amount of each borrowing made in connection with the Loan, and the date and the amount of each payment or prepayment of principal thereof, on its separate written or electronic records maintained in the ordinary course of its business, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; however, the failure of the Lender to make such recordations shall not effect the obligations of the Borrower to repay outstanding principal, interest or any other amounts due hereunder or under the
Note in accordance with the terms hereof and thereof.

         The obligation of Lender to make disbursements of the Loan to Borrower pursuant to the Note and this agreement is subject to the full satisfaction, in the opinion of Lender, of each of the following conditions:

                  (a) The representations, warranties and covenants made by Borrower in this agreement or any other Loan Document, and any representations, warranties and covenants made by Borrower which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects as of the date the Lender makes a disbursement to Borrower pursuant to the Revolving Note (the "Borrowing Date").

                  (b) No Event of Default shall have occurred and be continuing on the Borrowing Date.

                  (c) All resolutions, certificates, corporate and other proceedings and all other documents and legal matters in connection with the transactions contemplated by this agreement and the Loan Documents, shall all have been provided, and shall be in form and substance reasonably satisfactory to Lender prior to the Borrowing Date.

                  (d) No petition for voluntary or involuntary bankruptcy or insolvency or for reorganization, arrangement, adjustment, liquidation, dissolution or composition or for the appointment of a receiver, guardian, or trustee has been filed by or against Borrower.

         Each time Lender provides a loan to Borrower under the Note pursuant to a request by Borrower, it shall constitute a representation, warranty and covenant by each Borrower that as of the Borrowing Date the conditions contained in paragraphs (a), (b), (c) and (d) of this ss.16 have been fully satisfied.

         SECTION 17. ASSIGNMENT. No rights under this agreement nor in or to the proceeds of the Loan may be assigned by Borrower without the prior written consent of Lender.

         SECTION 18. NON-WAIVER. No failure by either party to insist upon strict compliance with any term of this agreement or to exercise any option, enforce any right, or seek any remedy upon any default of the other party shall affect, or constitute a waiver of, the first party's right to insist upon that strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this agreement shall affect, or constitute a waiver of, either party's right to demand strict compliance with the provisions of this agreement.

         Section 19. NOTICES. All notices and other communications under this agreement to be made to either Lender or Borrower shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed electronically), or mailed by certified mail (return receipt requested) or sent by Federal Express, UPS, or other nationally recognized overnight delivery service for overnight delivery to that party at the address for that party (or at such other address for such party as such party shall have specified in notice to the other party):

                  (a)      If to Lender:

                           KeyBank, National Association
                           88 East Broad Street
                           Columbus, Ohio 43215
                           Attention: Roger D.  Campbell
                           Telecopy No.  (614) 460-3469

                           With a copy to:

                           Baker & Hostetler LLP
                           65 East State Street, Suite 2100
                           Columbus, Ohio 43215
                           Attention: Kevin H.  Connor, Esq.
                           Telecopy No.  (614) 462-2616

                  (b)      If to Borrower:

                           Core Materials Corporation
                           800 Manor Park Drive
                           Post Office Box 28183
                           Columbus, Ohio 43228
                           Attention: Kevin L.  Barnett
                           Telecopy No.  (614) 870-4028

                           With a copy to:

                           Vorys, Sater, Seymour & Pease
                           52 East Gay Street
                           Columbus, Ohio 43216-1008
                           Attention: Phil Johnston, Esq.
                           Telecopy No.  (614) 464-6350

         SECTION 20. GOVERNING LAW. All questions concerning the validity or meaning of this agreement or relating to the rights and obligations of the parties with respect to performance under this agreement shall be construed and resolved under the laws of Ohio.

         SECTION 21. VENUE. The parties to this agreement hereby designate the Court of Common Pleas of Franklin County, Ohio, as a court of proper jurisdiction and exclusive venue for any actions or proceedings relating to this agreement; hereby irrevocably consent to such designation, jurisdiction, and venue; and hereby waive any objections or defenses relating to jurisdiction or venue with respect to any action or proceeding initiated in the Court of Common Pleas of Franklin County, Ohio.

         SECTION 22. SEVERABILITY. It is the intention of the parties to comply fully with all laws and public policies, and this agreement shall be construed consistently with such laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this agreement and holds that provision to be invalid, that invalidity shall not affect the remaining provisions of this agreement, which shall remain in full force and effect.

         SECTION 23. TIME IS OF THE ESSENCE. Time is of the essence relating to this agreement and with respect to all other obligations to be performed under this agreement, but delay in the exercise by Lender of its rights hereunder shall not be deemed a waiver of such right by Lender.

         SECTION 24. CAPTIONS. The captions at the beginning of the sections and several subsections of this agreement are not part of the context of this agreement, but are only labels to assist in locating those sections and subsections, and shall be ignored in construing this agreement.

         SECTION 25. JURY TRIAL WAIVER. Borrower, after consulting or having the opportunity to consult with legal counsel, knowingly, voluntarily and intentionally waives any right it may have to a trial by jury in any action or proceeding based upon or arising out of this agreement or any of the Loan Documents or any course of conduct, dealings, statements, whether oral or written, or actions of either party. Borrower shall not seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

         SECTION 26. NO THIRD PARTY BENEFIT. This agreement is intended for the exclusive benefit of the parties and their respective heirs, successors and assigns. Nothing contained in this agreement shall be construed as creating any rights or benefits in or to any third party.

         SECTION 27. COMPLETE AGREEMENT. This document, along with the Loan Documents, contains the entire agreement among the parties and supersedes any prior discussions, negotiations, representations, or agreements among them respecting the subject matter. No additions or other changes to this agreement shall be made or be binding unless made in writing and signed by each party to this agreement.

CORE MATERIALS CORPORATION                     KEYBANK, NATIONAL ASSOCIATION



By: /S/ KEVIN L. BARNETT                        By: /s/ ROGER D. CAMPBELL
    ---------------------------------               ---------------------------
    Kevin L. Barnett, Vice President                Roger D. Campbell, Senior
    and Chief Financial Office                      Vice President

                                    Exhibit A
                          VARIABLE RATE PROMISSORY NOTE
                          -----------------------------

$7,500,000.00                                            December _____ , 1997

         For value received, the undersigned, Core Materials Corporation, a Delaware corporation, with offices at 800 Manor Park Drive, Columbus, Ohio 43228 (hereinafter referred to as "Maker") promises to pay to the order of KeyBank, National Association, a national banking association (hereinafter referred to as "Payee," which term shall include any holder hereof), at its principal place of business at 88 East Broad Street, Columbus, Ohio 43215, or at such other place as Payee may designate, the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000), or so much thereof as may be advanced by Payee to Maker from time to time, together with all charges herein provided and interest on the unrepaid advances of said principal sum from date of disbursement by Payee, payable in cash at the rates and in the manner hereinafter set forth.

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

         1.1 The following terms wherever used in this Note shall have the following meanings:

         "Collateral" shall mean all accounts receivable, equipment, inventory and mortgage-backed securities owned by Maker, as more particularly described in the Security Agreement.

         "Default Rate of Interest" shall mean the rate equal to two percent per annum plus the applicable rate of interest being charged hereunder.

         "Designated LIBOR Rate" shall mean the applicable LIBOR Rate elected by Maker in the applicable Interest Rate Notice of Election.

         "Designated LIBOR Rate Amount" shall mean the amount of outstanding principal designated by Maker in an Interest Rate Notice of Election to be converted from being charged interest hereunder from the variable Rate to a LIBOR rate; provided that such amount designated by Maker shall not be less than $250,000.

         "Interest Rate Conversion Option" shall mean the option of Maker to convert the interest rate being charged hereunder on a Designated LIBOR Rate Amount for the LIBOR Period from the variable Rate to a LIBOR Rate.

         "Interest Rate Conversion Date" shall mean that date which is the first day of the first month immediately following receipt by Payee of an applicable Interest Rate Notice of Election.

         "Interest Rate Notice of Election" shall mean the written or oral (provided written confirmation is received by Payee by the next business day) statement of maker to Payee informing Payee of Maker's election to exercise the Interest Rate Conversion Option and containing such additional information as is required to permit Payee to effectively convert the rate of interest, including without limitation the Designated LIBOR Rate Amount.

         "LIBOR Business Days" shall mean business days in which dealings in dollars are carried out in the London Interbank Market.

         "LIBOR Period" shall mean a period of time equal in duration to 30 days, but in no event a period extending beyond the Maturity Date.

         "LIBOR Rate" shall mean the rate per annum equal to (i) two percent, plus (ii) a rate determined pursuant to the following formula:

                              LONDON INTERBANK RATE
                              ---------------------
                         100% - LIBOR Reserve Percentage

         "LIBOR Reserve Percentage" shall mean the reserve requirement including any supplemental and emergency reserves (expressed as a percentage) applicable to member banks of the Federal Reserve System in respect of "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any substituted or amended reserve requirement hereinafter applicable to member banks of the Federal Reserve System, which is in effect as of the applicable Interest Rate Conversion Date and taking into account any transitional requirements thereto becoming effective during the applicable LIBOR Period.

         "Loan Agreement" shall mean that certain Loan Agreement dated December ___, 1997, pursuant to which the principal amount of this Note is to be disbursed, by which Payee agrees to loan funds to Maker pursuant to the terms and conditions stated therein.

         "Loan Documents" shall collectively mean this Note, the Security Agreement, Loan Agreement and any other instrument, affidavit, certificate or document heretofore, now or hereafter given by Maker in connection with the closing of the loan evidenced by this Note.

         "London Interbank Market" shall mean the buying and selling of dollar deposits payable outside the United States of America between Payee and other financial institutions in the ordinary course of Payee's business.

         "London Interbank Rate" shall mean the per annum rate of interest (rounded upward to the nearest 1/8 of 1%) at which United States dollar deposits in immediately available and freely transferable funds, would be offered to Payee on the applicable Interest Rate Conversion Date as of 10:00 a.m. New York City time (or at such time on the next LIBOR Business Day closest to the Interest Rate Conversion Date), which deposits are in immediately available funds, for a period comparable to the applicable LIBOR Period and in an amount comparable to the specified Designated LIBOR Rate Amount.

         "Maturity Date" shall mean November 30, 1999.

         "Note" shall mean this Variable Rate Cognovit Promissory Note.

         "Prime Rate" shall mean the interest rate established and announced from time to time by Maker as its prime rate, based upon its consideration of economic, money market, business and competitive factors, and it is not necessarily the most favorable rate of Maker. Each change in said Prime Rate shall, without notice, automatically and immediately change the rate of interest due hereon.

         "Rate Quote" shall mean any rate quoted to Maker by Payee in response to a Rate Quote Request, which response may be made either verbally or in writing and shall include the duration of the quote. If the quote is verbal, Payee's internal rate sheet on the date of such quote shall be conclusive evidence of the rate quoted. Unless specified otherwise, a Rate Quote shall be deemed valid for 24 hours.

         "Rate Quote Request" shall mean a request by Maker to Payee to quote any rate of interest available hereunder pursuant to Maker's Interest Rate Conversion Option, which request shall be made either verbally or in writing and shall contain all necessary information required by Payee in order to give a Rate Quote.

         "Reconversion Date" shall mean the first day immediately following the last day of the applicable LIBOR Period.

         "Security Agreement" shall mean a certain Security Agreement dated December ___, 1997, pursuant to which Maker has granted to Payee a security interest in the Collateral to secure payment of this Note.

         "Variable Rate" shall mean the rate equal to the Prime Rate.

                                   ARTICLE II
                       PAYMENTS OF PRINCIPAL AND INTEREST
                       ----------------------------------

         2.1 From and after the date of this Note, interest on the unrepaid advances of the principal sum from date of disbursement by Payee at the Variable Rate shall be due and payable monthly on the first day of each month commencing January, 1998, and continuing on the first day of each month thereafter through the Maturity Date. Notwithstanding the foregoing, Maker shall have the option to convert the interest rate charged on all or portions of the outstanding principal balance to a LIBOR Rate as set forth in Section 2.2 hereof. In the event Maker shall effectively convert the interest charged on all or portions of the outstanding principal balance pursuant to Section 2.2, interest on such portions shall accrue and be due and payable as set forth in Section 2.2.

         2.2 Maker may, at any time, exercise Maker's Interest Rate Conversion Option to convert the interest rate payable hereunder on a Designated LIBOR Rate Amount from the variable Rate to a LIBOR Rate for the LIBOR Period. Maker shall be entitled to request a Rate Quote from Payee by submitting a Rate Quote Request. In the event Maker desires to accept a Rate Quote, Maker shall deliver to Payee an Interest Rate Notice of Election. In the event Maker shall effectively elect a LIBOR Rate, commencing on the applicable Interest Rate Conversion Date, interest on the applicable Designated LIBOR Rate Amount shall accrue at the LIBOR Rate indicated in the applicable Rate Quote and interest payments shall be due and payable monthly at such LIBOR Rate for the applicable LIBOR Period, commencing on the first day of the first month next immediately following the applicable Interest Rate Conversion Date and continuing through the applicable Reconversion Date, at which time the interest rate payable hereunder on such Designated LIBOR Rate Amount shall automatically reconvert to the Variable Rate and monthly payments shall be due and payable in accordance with Section 2.1, above, thereafter throughout the balance of the term of this Note, unless reconverted by Maker's re-exercise of an Interest Rate Conversion Option, in which case a new LIBOR Rate and LIBOR Period shall then be determined.

         2.3 All interest payable in accordance with this Note shall be calculated on the basis of the actual number of calendar days elapsed but computed on a daily basis as if each year consisted of 360 days.

         2.4 All principal and all accrued and unpaid interest shall be due and payable in full on the Maturity Date.

         2.5 In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Payee with any request or directive of any such authority (whether or not having the force of law) (each of the foregoing being referred to as a "Regulatory Requirement"), shall (a) affect the basis of taxation or payments to Payee of any Designated LIBOR Rate Amount under this Note (other than taxes imposed on the overall net income of Payee by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdictions in which Payee has its principal office), or
(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Payee, or (c) shall impose any other condition, requirement or charge with respect to this Note or the Loan Documents (including, without limitation, any capital adequacy requirement, any requirement which affects the manner in which Payee allocates capital resources to its commitments or any similar requirement), and the result of any of the foregoing change in external conditions is to increase the actual cost to Payee of making or maintaining the loan evidenced by this Note (the "Loan") or any advance hereunder, to reduce the actual amount of any sum receivable by Payee thereon, or to reduce the actual rate of return on the capital of Payee from the actual cost, sum receivable or rate of return applicable on the date of this Note, then Maker shall pay to Payee, from time to time, upon request of Payee, additional amounts sufficient to compensate Payee for such increased cost, reduced sum receivable or reduced rate of return (collectively, "Reduced Earnings") to the extent Payee is not compensated therefor in the computation of the interest rates applicable to the Loan. A detailed statement as to the amount of such increased cost, reduced sum receivable or reduced rate of return, prepared in good faith and submitted by Payee to Maker, shall be conclusive and binding for all purposes, absent manifest error in determination. Payee shall promptly notify Maker of any event occurring after the date of this Note that entitles Payee to additional compensation pursuant to this Section. This provision is for the benefit of Payee and is not intended to increase the yield to payee above the rates of interest provided for in this Note.

         2.6 Notwithstanding any other provision of this Note to the contrary, if, upon receiving an Interest Rate Notice of Election (a) deposits in U.S. dollars for periods comparable to the LIBOR Period are not available to Payee in the London Interbank Market, or (b) the LIBOR Rate will not accurately cover the cost to Payee of making or maintaining the related Designated LIBOR Rate Amount, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable Regulatory Requirement, including without limitation exchange controls, it is unlawful, impossible or unduly burdensome for Payee (i) to advance the relevant Designated LIBOR Rate Amount or
(ii) to continue any outstanding sum as a Designated LIBOR Rate Amount or (iii) to convert any outstanding sum to a Designated LIBOR Rate Amount, then Maker shall not be entitled, so long as such circumstances continue, to request a Designated LIBOR Rate Amount or a continuation of or conversion to the LIBOR Rate for any such outstanding sum from Payee. In the event that such circumstances no longer exist, Payee shall again consider requests for Designated LIBOR Rate Amounts and requests for continuation of and conversions to such advances.

         2.7 In the event that any Regulatory Requirement, including without limitation exchange controls, shall make it unlawful or impossible for Payee to maintain any Designated LIBOR Rate Amount under this Note, the Maker shall after receipt of notice thereof from Payee, repay in full the then-outstanding principal amount of all Designated LIBOR Rate Amounts together with all accrued interest thereon to the date of payment and all amounts due to the affected Payee under Section 2.8, (a) on the last day of the then-current LIBOR Period, if any, applicable to such Designated LIBOR Rate Amount, if Payee may lawfully continue to maintain such Designated LIBOR Rate Amount of such day, or (b) immediately if Payee may not continue to maintain such Designated LIBOR Rate Amount to such day. This provision is for the benefit of Payee and is not intended to increase the yield to Payee above the rates of interest provided for in this Note. This Section 2.7 shall apply only as long as such illegality exists. Payee shall use reasonable, lawful efforts to avoid the impact of such law, treaty, rule or regulation. As an alternative to the repayment obligation provided in this Section 2.7, Maker may, at its option, and at the time provided in this Section 2.7, convert any affected advance or a portion thereof to the Variable Rate or to any Designated LIBOR Rate Amount of a duration that remains unaffected by the foregoing external conditions, in each case accompanied by the payment of all accrued interest on the affected advance to the date of conversion and all amounts due to Payee under Section 2.8.

         2.8 If Maker makes any payment of principal with respect to any Designated LIBOR Amount on any other date than the last day of a LIBOR Period applicable thereto or if Maker fails to borrow any Designated LIBOR Amount after notice has been given to Payee in accordance with Section 2.2, or fails to make any payment of principal or interest in respect of a Designated LIBOR Amount when due or at the Maturity Date, the Maker shall reimburse Payee on demand for any resulting actual and direct loss or expense incurred by Payee, determined in Payee's reasonable opinion, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by Payee to Maker, shall be conclusive and binding for all purposes absent manifest error in determination. This provision is for the benefit of Payee and is not intended to increase the yield to Payee above the rates of interest provided for in this Agreement.

         2.9 The provisions of sections 2.5 and 2.8 shall survive the termination and payment in full of this Note.

                                   ARTICLE III
                                  LATE CHARGES
                                  ------------

         3.1 If any of said payments of principal or interest or any combination thereof are not paid in full within five days after such payment is due, then in addition to the amount of said payment there shall be due, and Maker promises to pay, a late charge in respect of each said payment in the amount of 5% which Maker agrees is a fair and reasonable charge for costs incurred by Payee in processing such late payment and shall not be deemed a penalty.

                                   ARTICLE IV
                                   PREPAYMENT
                                   ----------

         4.1 This Note evidences a loan in the form of a revolving line of credit, and Maker may, subject to the applicable provisions under this Note and the Loan Agreement, borrow, repay, and reborrow sums an unlimited number of times.

         4.2 In the event the applicable rate of interest charged hereunder is the Variable Rate, the privilege is hereby reserved by Maker to prepay this Note in whole or in part at any time and from time to time without premium or penalty, provided that Payee shall receive written notice of Maker's intention to so prepay not less than three days prior to such prepayment and further provided that a payment of all accrued and unpaid interest applicable to the portion of the principal amount to be prepaid, to the date of such prepayment, is included with such prepayment.

         4.3 In the event the applicable rate of interest charged hereunder is the LIBOR Rate, Maker may prepay this Note, provided that Payee shall receive written notice of Maker's intention to so prepay not less than three business days prior to such prepayment date ("LIBOR Prepayment Notice") and provided further that: (a) such prepayment shall be of one or more Designated LIBOR Rate Amount(s) in full (no partial prepayment of any Designated LIBOR Rate Amount is permitted); (b) Maker shall indicate on the LIBOR Prepayment Notice which Designated LIBOR Rate Amount(s) are to be prepaid ("Prepayment Amount"); and (c) concurrently with such prepayment Maker shall pay all accrued interest and any late charge or charges then due and owing on the Prepayment Amount. Maker may prepay this Note on the last day of a LIBOR Period in whole or in part without premium or penalty provided that Payee shall receive written or oral notice of Maker's. intention to so prepay not less than one business day prior to such prepayment and further provided that a payment of all accrued and unpaid interest applicable to the portion of the principal amount to be prepaid, to the date of such prepayment, is included with such prepayment.

                                    ARTICLE V
                                     DEFAULT
                                     -------

         5.1 The term "Event of Default" shall mean the occurrence of any one or more of the following:

                  (a) A failure by Maker to make any payment of principal or interest or any combination thereof under this Note within 5 days after the same is due.

                  (b) The material incorrectness of any representation or warranty made by Maker to Payee in any of the Loan Documents or any financial statement or other document delivered to Payee in connection with the Loan.

                  (c) The inability of Maker to satisfy any one or more of the conditions specified in the Loan Agreement as precedent to the obligation of Payee to make a loan disbursement after an application for a loan disbursement has been submitted by Maker to Payee.

                  (d) The failure of Maker to observe, perform or comply with any of the other terms, covenants or conditions of Maker set forth in the Loan Documents and to cure such failure within the time period, if any, specified therein.

         5.2 Upon the occurrence of any Event of Default, the entire unpaid balance of principal and interest evidenced by this Note, together with all sums of money advanced by Payee in accordance with the terms of any one or more of the Loan Documents, and all sums due and owing for any late charge or charges hereunder (the foregoing being hereinafter collectively referred to as the "Indebtedness") shall thereupon bear interest at the Default Rate of Interest, and at the option of Payee, all the Indebtedness together with interest at the Default Rate of Interest shall immediately become due and payable ("Acceleration") without demand made therefor and without notice to any person, notice of the exercise of said option being hereby expressly waived, and Payee shall have all remedies of a secured party under law and equity to enforce the payment of all of the Indebtedness, time being of the essence of this Note. The Default Rate of Interest shall be charged to Maker upon the occurrence of any Event of Default notwithstanding any invoices or billing statements sent by Payee to Maker indicating an interest rate to the contrary. In addition, any waiver of Payee's right to charge the Default Rate of Interest or to accelerate the Indebtedness must be made in writing and cannot be waived by oral representation or the submission to Maker of monthly billing statements.

                                   ARTICLE VI
                                  MISCELLANEOUS
                                  -------------

         6.1 The failure of Payee to exercise any option herein provided upon the occurrence of any Event of Default shall not constitute a waiver of the right to exercise such option in the event of any continuing or subsequent Event of Default. Maker hereby agrees that the maturity of all or any part of the Loan may be postponed or extended and that any covenants and conditions contained in this Note or in any of the other Loan Documents may be waived or modified without prejudice to the liability of Maker on said Note or Loan Documents.

         6.2 When this Note becomes due, by Acceleration or otherwise, Payee may, at its option, demand, sue for, collect or make any compromise or settlement it deems desirable with reference to property held as security herefor. Payee shall not be bound to take any steps necessary to preserve any rights in the property held as security herefor against prior parties, which Maker hereby assumes to do. Maker expressly authorizes Payee to deal in any manner with any collateral and the security of every kind and character given to secure she payment of Maker's obligations under this Note, and without limiting the generality of the foregoing, Maker expressly authorizes Payee to waive any rights which Payee may have relative to requiring additional collateral or to surrendering or to releasing collateral held by Payee, or to substituting any Collateral held by Payee for other collateral of like kind, or of any kind, nor shall the obligations of Maker under this Note, nor the rights of Payee under the Loan Documents be diminished or in any manner affected by the failure of Payee to exercise its rights with reference to such collateral or in any manner failing to proceed against the collateral or security pledged or conveyed as security for the obligations of Maker under this Note. The provisions hereof shall apply and be controlling as to all properly which may at any time be security herefor.

         6.3 Maker hereby authorizes Payee, in its sole discretion, upon the occurrence of an Event of Default, to apply all or any portion of the balance of any account maintained by Maker with Payee to the payment or reduction, in whole or in part, of any and all principal and interest then due, whether by acceleration or otherwise, to Payee under this Note. Upon the occurrence of any Event of Default, Payee shall have the right to setoff against all obligations of Maker to Payee hereunder, whether matured or unmatured, all amounts owing to Maker by Payee, whether or not then due and payable, and all other funds or property of Maker on deposit with or otherwise held in the custody of Payee or any of its affiliates, all without notice to or demand on Maker, such notice and demand being hereby waived.

         6.4 Presentment for payment, notice of dishonor, protest, notice of protest and diligence in bringing suit against any party hereto are hereby waived by Maker.

         6.5 Maker hereby waives all relief from any and all appraisement or exemption laws now in force or hereafter enacted.

         6.6 The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including, without limitation, all indorsers and guarantors.

         6.7 Nothing herein contained, nor in any of the other Loan Documents or other documents relating hereto, shall be construed or so operate as to require Maker, or any person liable for the payment of the Loan, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker, or any parties liable for the payment of the Loan, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by Payee to Maker and any parties liable for the payment of the loan made pursuant to this Note, it being the intent of the parties hereto that under no circumstances shall Maker or any parties

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liable for the payment of the loan hereunder, be required to pay interest in excess of the highest rate permissible under applicable law. All Interest paid or agreed to be paid to Payee shall, to the extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of this Note, including the period of any renewal or extension thereof, so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.

                  Notwithstanding anything to the contrary herein contained, in the event that the Variable Rate should ever exceed the highest rate permissible under applicable law, thereby causing the interest accruing on the Indebtedness to be limited to such highest rate permissible under applicable law, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest charged hereunder below the highest rate permissible under applicable law until the total amount of interest accrued on the Indebtedness equals the amount of interest which would have accrued on such indebtedness if the Variable Rate had been in effect at all times in the period during which the rate charged thereon was limited to the highest rate permissible under applicable law.

         6.8 Maker acknowledges and agrees that all property pledged or assigned by Maker to Payee as security for this Note has been pledged or assigned as security for the entirety of all Indebtedness.

         6.9 If any provision (or any part of any provision) contained in this Note shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein and the remaining provisions of this Note shall remain in full force and effect.

         6.10 Maker hereby agrees to pay to Payee all costs of collecting and securing, and of attempting to collect and to secure this Note, and all costs of foreclosing the Mortgage, including, without limitation, reasonable attorneys' fees, appraisers' fees, court costs, notice charges and title insurance charges, whether such attempt by made by suit, in bankruptcy, or otherwise, and said costs and any other sums due Payee by virtue of this Note or the Mortgage may be included in any judgment or decree rendered.

         This Note is delivered in the State of Ohio and is to be governed by and construed in accordance with the laws of the State of Ohio. In addition to any other appropriate jurisdiction determined by Payee, Maker hereby consents to, and by execution of this Note, submits to the personal jurisdiction of the Court of Common Pleas of Franklin County, Ohio and the United States District Court sitting in Columbus, Ohio for the purposes of any judicial proceedings which are instituted for the enforcement of this Note. Maker agrees that venue is proper in said jurisdiction.


                                          CORE MATERIALS CORPORATION



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